News Release

For further information:

Hooper Holmes
Roy H. Bubbs
President and Chief Executive Officer
(908) 766-5000

Investors: Andrew Berger
S.M. Berger & Company
(216) 464-6400

Hooper Holmes Announces Fourth Quarter and Year-End 2009 Results

BASKING RIDGE, N.J., March 12, 2010 -- Hooper Holmes (NYSE Amex:HH) today announced financial results for the fourth quarter and year ended December 31, 2009.

Consolidated revenues totaled $45.0 million for the fourth quarter of 2009, representing a 5% revenue decline from the $47.4 million in the fourth quarter of 2008.  The Company recorded net income of $3.0 million for the fourth quarter of 2009, or $0.04 per share, compared to net income of $1.2 million, or $0.02 per share in 2008.  The fourth quarter 2009 results include a $1.5 million federal tax benefit pertaining to the utilization of fully reserved net operating losses, pursuant to the Business Assistance Act signed into law in the fourth quarter of 2009.  Net income for the fourth quarter of 2008 included a reversal of approximately $1.6 million in SG&A incentive accruals, along with a loss of $0.2 million from discontinued operations.

For the year-ended December 31, 2009, consolidated revenues were $182.4 million compared to $198.2 million in 2008.  The Company’s net income for the year-ended December 31, 2009 was approximately breakeven, or $0.00 per share, compared to a net loss of $1.9 million, or ($0.03) per share in 2008.  The results for the year-ended December 31, 2009 include a non-cash charge of $2.7 million attributable to increased depreciation expense resulting from a reduction in the estimated useful life of the Company’s current IT system, along with restructuring and other charges totaling $1.2 million.  The 2009 results also include a $1.5 million federal tax benefit pertaining to the utilization of fully reserved net operating losses.  The net loss in 2008 included restructuring and other charges of $1.6 million and a $0.3 million loss from discontinued operations.

Fourth quarter 2009 revenues by service line:

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Portamedic revenue declined 3% to $32.3 million in the fourth quarter of 2009 compared to $33.2 million in the fourth quarter of 2008, primarily due to a 4% decline in paramedical exams completed during the quarter.

▪	Heritage Labs revenue totaled $3.1 million for the fourth quarter of 2009, an increase of 5% compared to the fourth quarter of 2008.

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Hooper Holmes Services (formerly Underwriting Solutions and Infolink) revenue totaled $5.5 million for the fourth quarter of 2009, a decline from $8.4 million in the fourth quarter of 2008, primarily due to reduced demand for the Company’s outsourced underwriting services.

▪	Health & Wellness revenue totaled $4.1 million for the fourth quarter of 2009, an increase of 39% from $3.0 million in the comparable fourth quarter of 2008.

Cash provided by continuing operations approximated $3.1 million in the fourth quarter of 2009, and $8.7 million for the year-ended December 31, 2009.  Capital expenditures totaled $0.7 million in the fourth quarter of 2009 and $3.1 million for the year-ended December 31, 2009.  As of December 31, 2009, cash and cash equivalents totaled $16.5 million, with no borrowings under the Company’s credit facility.

Roy H. Bubbs, President and CEO commented, “We are encouraged by the improvements realized in the fourth quarter, and the entire year, including a significant reduction in costs, improved cash flow and positive indications on several new revenue initiatives.  However, economic conditions in the insurance industry remain challenging and are expected to negatively impact our revenues and operating results in the first quarter, and possibly throughout 2010.”

Conference Call

The Company will host a conference call, today, March 12, 2010 at 11:00am ET to discuss fourth quarter 2009 results.

To participate in the conference call, please dial 877-941-1427 or internationally 480-629-9664 conference ID 4259042 five to ten minutes before the call is scheduled to begin. A live web cast will be hosted on the Company's web site located at www.hooperholmes.com. Listeners may also access a telephone replay of the conference call, available from 2:00 p.m. on March 12, 2010 until midnight on March 19, 2010, by dialing 800-406-7325 or internationally 303-590-3030.  The access code for the replay is 4259042.

About Hooper Holmes

Hooper Holmes is a leader in collecting personal health data and transforming it into useful information, enabling customers to take actions that manage or reduce their risks and expenses.  As a leading provider of risk assessment services for the insurance industry, Hooper Holmes provides insurers with the widest range of medical exam, data collection, laboratory testing and underwriting services in the industry.

With presence in over 250 markets and a network of thousands of examiners, Hooper Holmes can arrange a medical exam anywhere in the U.S. and deliver the results to its customers.  Each year we arrange more medical exams than any other company and process several million specimens in our laboratory.  We provide a complete service for wellness, disease management, and managed care companies including scheduling support, fulfillment of supplies, blood collection kits, medical screenings, lab testing and data transmission.  We underwrite thousands of cases annually and complete more than a million telephone interviews.

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This press release contains “forward-looking” statements, as such term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on the Company’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions.  Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, these forward-looking statements are our ability to successfully implement our business strategy; our working capital requirements over the next 12 to 24 months; our ability to maintain compliance with the financial covenant in our credit facility; the level of our liquidity in operating cash flows; customer and creditor concerns about our financial health; and the rate of life insurance application activity. Additional information about these and other factors that could affect the Company’s business is set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission on March 16, 2009.  The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release to reflect the occurrence of unanticipated events, except as required by law.

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